Exhibit 23


                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in this Annual Report (Form 10-K) of TFC Enterprises, Inc. of our report dated March 11, 1997, except for Note 5 as to which the date is April 4, 1997, included in the 1996 Annual Report of TFC Enterprises, Inc.

         We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-78376) pertaining to the TFC Enterprises, Inc. 1993 Employee Stock Purchase Plan of our reports dated March 11, 1997, except for
Note 5, as to which the date is April 4, 1997, with respect to the consolidated financial statements and consolidated financial statement schedule of TFC Enterprises, Inc., incorporated by reference or included in the Annual Report (Form 10-K) for the year ended December 31, 1996.


                                            ERNST & YOUNG LLP


Washington, DC
April 15, 1997